Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Paratek Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)			(3)		(4)	–	–	–

	Equity	Preferred Stock, par value $0.001 per share	457(o)			(3)		(4)	–	–	–

	Debt	Debt Securities	457(o)			(3)		(4)	–	–	–

	Other	Warrants	457(o)			(3)		(4)	–	–	–

	Other	Units	457(o)			(3)		(4)	–	–	–

	Unallocated (universal) shelf	–	457(o)			(3)		(4)	$250,000,000(3)	0.00011020	$27,550
				3
Fees Previously Paid	–	–	–		–		–		–	–	–

Total Offering Amounts									$250,000,000		$27,550
Total Fees Previously Paid											–
Total Fee Offsets											–
Net Fee Due											$27,550
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)The proposed maximum per unit and aggregate offering price per class of security and proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.
(3)There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units to be sold by the Registrant which together shall have an aggregate initial offering price not to exceed $250,000,000.00. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The proposed maximum offering price will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.
(4)The proposed maximum offering price per unit and aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.